Exhibit 99.1

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Reports Record Third Quarter

Ankeny, Iowa, March 9, 2009—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.28 in earnings per share from continuing operations for the third quarter of fiscal 2009 ended January 31, 2009 compared with $0.26 for the same quarter a year ago. Year to date earnings from continuing operations were $1.38 per share compared with $1.39 for the same period of fiscal 2008. “We are pleased with the execution of our strategy,” said President and CEO Robert J. Myers. “We were able to exceed third quarter earnings from a year ago despite a gas margin decline of over 3.5 cents per gallon.”

Gasoline—Casey’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.8 cents per gallon. In the quarter, same-store gallons sold were up 2.1% with an average margin of 9.9 cents per gallon. “Retail prices were very responsive to the downward movement of wholesale cost, which put pressure on our gasoline margin,” Myers stated. “However, as costs stabilized toward the end of the quarter the margin improved.” For the nine months, total gallons sold rose 2% to 942.5 million. Same-store gallons sold were up nearly 1% with an average margin of 13.1 cents per gallon.

Grocery & Other Merchandise—The Company’s goal is to increase same-store sales 7% with an average margin of 33.2%. “For the twentieth consecutive quarter we increased same store sales,” said Myers. Same-store sales were up 6.5% for the third quarter and up 5.3% year to date. Total sales for the quarter were $231.3 million with an average margin of 32.9%, up over 100 basis points from the third quarter a year ago. Gross profit in the quarter rose 11.1% to $76.1million. Myers stated, “All areas in this category are performing well, lead by solid gains in beer and beverages.” For the nine months, total sales were $770.8 million with an average margin of 33.6%.

Prepared Food & Fountain—The goal is to increase same-store sales 6.8% with an average margin of 61.2%. Same store sales were up 8.1% for the quarter and 9.9% year to date. Total sales in the quarter rose 10.4% to $81 million, with an average margin of 61.8%. Myers stated, “We have taken advantage of a recent decrease in commodity costs to lock in the price of cheese through October 2009.” For the nine months, total sales were up 11.6% with an average margin of 60.9%.

Operating Expenses—In the third quarter, operating expenses decreased 1.4% to $118.9 million. “We experienced nearly a 19% decrease in credit card fees due to lower gasoline prices and had a significant decline in our fleet fuel expense,” said Myers. “We expect these favorable conditions to continue into our fourth quarter.” For the year, operating expenses were up 5.9%.

Expansion—The goal for fiscal 2009 is to increase the total number of Casey’s stores 4%. At the end of the third quarter, the Company had acquired 14 stores and completed 7 new store constructions. “We expect to have a total of 17 new store constructions open by the end of our fiscal year,” Myers stated. “The company is positioned very well and we remain optimistic about long-term acquisition opportunities.”

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.075 per share. The dividend is payable May 15, 2009 to shareholders of record on May 1, 2009.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2009	2008	2009	2008
Total revenue	$848,832	$1,154,500	$3,804,880	$3,624,070
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	687,714	994,432	3,253,654	3,096,414

Gross profit	161,118	160,068	551,226	527,656
Operating expenses	118,886	120,587	378,856	357,819
Depreciation and amortization	17,148	17,029	52,037	50,678
Interest, net	2,757	2,317	7,734	7,012

Earnings from continuing operations before income taxes and gain (loss) on discontinued operations	22,327	20,135	112,599	112,147
Federal and state income taxes	8,292	7,248	42,428	41,630

Earnings from continuing operations before gain (loss) on discontinued operations	14,035	12,887	70,171	70,517
Gain (loss) on discontinued operations, net of taxes (tax benefit) of $(9), $94, $(23) and $(20)	(14)	146	(36)	(32)

Net earnings	$14,021	$13,033	$70,135	$70,485

Basic
Earnings from continuing operations before loss on discontinued operations	$.28	$.26	$1.38	$1.39
Loss on discontinued operations	—	—	—	—

Net earnings	$.28	$.26	$1.38	$1.39

Diluted
Earnings from continuing operations before loss on discontinued operations	$.28	$.26	$1.38	$1.39
Loss on discontinued operations	—	—	—	—

Net earnings	$.28	$.26	$1.38	$1.39

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2009	April 30, 2008
Assets
Current assets
Cash and cash equivalents	$127,459	$154,523
Receivables	8,651	16,662
Inventories	99,030	124,503
Prepaid expenses	9,451	9,817
Income taxes receivable	6,848	7,751

Total current assets	251,439	313,256

Other assets, net of amortization	8,642	8,898
Goodwill	50,956	48,308
Property and equipment, net of accumulated depreciation of $638,177 at January 31, 2009, and of $595,316 at April 30, 2008	898,979	848,738

Total assets	$1,210,016	$1,219,200

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$33,306	$34,383
Accounts payable	97,001	163,343
Accrued expenses	62,041	61,373

Total current liabilities	192,348	259,099

Long-term debt, net of current maturities	169,101	181,443
Deferred income taxes	113,203	105,959
Deferred compensation	10,070	10,201
Other long-term liabilities	16,553	15,026

Total liabilities	501,275	571,728

Total shareholders’ equity	708,741	647,472

Total liabilities and shareholders’ equity	$1,210,016	$1,219,200

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/09	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$2,763,518	$770,766	$254,533	$16,063	$3,804,880
Gross profit	$123,668	$259,311	$155,112	$13,135	$551,226
Margin	4.5%	33.6%	60.9%	81.8%	14.5%

Gasoline gallons	942,480

Nine months ended 1/31/08
Sales	$2,652,663	$725,029	$228,054	$18,324	$3,624,070
Gross profit	$132,257	$239,619	$143,136	$12,644	$527,656
Margin	5.0%	33.0%	62.8%	69.0%	14.6%

Gasoline gallons	924,091

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon, excluding credit card fees)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	0.5%	0.2%	2.1%			F2009	15.6 ¢	13.7 ¢	9.9 ¢
F2008	0.3	-1.6	-3.9	-2.5%	-2.0%	F2008	15.8	13.6	13.5	12.6 ¢	13.9 ¢
F2007	-2.9	2.7	4.0	2.8	1.4	F2007	9.8	9.4	10.5	11.8	10.4

Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	4.7%	4.9%	6.5%			F2009	34.0%	33.9%	32.9%
F2008	9.1	11.2	5.4	3.6%	7.3%	F2008	34.0	33.1	31.9	33.2%	33.1%
F2007	2.3	3.5	6.7	7.3	4.6	F2007	32.2	32.6	30.8	35.0	32.7

Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2009	12.3%	9.3%	8.1%			F2009	60.5%	60.6%	61.8%
F2008	9.5	10.6	8.4	11.2%	9.8%	F2008	61.7	63.0	63.6	60.9%	62.3%
F2007	9.5	13.7	11.9	8.5	11.0	F2007	62.9	61.6	62.1	61.6	62.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 10, 2009. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.